Exhibit 10.1

EXECUTION VERSION

SEVENTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This SEVENTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT, dated as of June 27, 2019 (this “Amendment”), among BDCA-CB Funding, LLC, as borrower (the “Borrower”), the Lenders (as defined below) party hereto, Citibank, N.A., as administrative agent (the “Administrative Agent”), and Business Development Corporation of America, as collateral manager (in such capacity, “Collateral Manager”).

WHEREAS, the Borrower, Collateral Manager, the Administrative Agent, U.S. Bank National Association, as collateral agent (in such capacity, the “Collateral Agent”) and as custodian (in such capacity, the “Custodian”), and the financial institutions from time to time party thereto as lenders (the “Lenders”) are parties to the Credit and Security Agreement, dated as of June 27, 2014 (as previously amended and in effect immediately prior to the effectiveness of this Amendment, the “Existing Credit Agreement”, and as amended by this Amendment and as may be further amended, supplemented or otherwise modified and in effect from time to time, the “Amended Credit Agreement”; except as otherwise defined in this Amendment, terms defined in the Amended Credit Agreement are used herein as defined therein).

WHEREAS, the Borrower and the Collateral Manager request that the Lenders and the Administrative Agent amend the Existing Credit Agreement upon and subject to the terms and conditions set forth in this Amendment.

WHEREAS, these recitals shall be construed as part of this Amendment.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments to the Existing Credit Agreement. From and after the Amendment Effective Date (as defined below), the Existing Credit Agreement shall be amended as follows:

1.01. References Generally. References in the Existing Credit Agreement (including references to the Existing Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) and each reference to the Existing Credit Agreement in the other Facility Documents (and indirect references such as “thereunder”, “thereby”, “therein” and “thereof”) shall be deemed to be references to the Existing Credit Agreement as amended hereby.

1.02. Amended Language. Subject to Section 3 hereof, the Existing Credit Agreement is hereby amended to delete the red, stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the blue, double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Exhibit A hereto.

Section 2. Representations and Warranties of the Borrower and Collateral Manager. The Borrower and the Collateral Manager represent and warrant to the Administrative Agent, the Lenders, the Collateral Agent and the Custodian that as of the Amendment Effective Date:

2.01. each of the representations and warranties set forth in the Amended Credit Agreement and in the other Facility Documents are true and correct in all material respects (or in all respects for such representations and warranties that are by their terms already qualified as to materiality) as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects for such representations and warranties that are by their terms already qualified as to materiality) as of such earlier date;

2.02. both immediately before and after giving effect to this Amendment and the transactions contemplated hereby, no Default, Event of Default or Collateral Manager Default shall have occurred and be continuing, or would result therefrom;

2.03. no action, suit or proceeding (including, without limitation, any inquiry or investigation) shall be pending or threatened with respect to the financing contemplated hereby or any documentation executed in connection therewith, and no injunction or other restraining order shall have been issued or a hearing therefor be pending or noticed with respect to this Amendment or the transactions contemplated hereby;

2.04. all necessary governmental and material third party approvals and/or consents in connection with the transactions contemplated by this Amendment and otherwise referred to herein shall have been obtained and remain in effect; and

2.05. each of the conditions in Section 3 hereof has been satisfied or waived by the Administrative Agent (other than such conditions to the extent required to be satisfactory to the Administrative Agent or the Lenders).

Section 3. Conditions Precedent. The amendments to the Existing Credit Agreement set forth in Section 1 above shall become effective as of the date (the “Amendment Effective Date”), upon which each of the following conditions precedent shall be satisfied or waived:

3.01. Execution. The Administrative Agent shall have received counterparts of this Amendment executed by the Borrower, the Collateral Manager and the Lenders.

3.02. Amendment Fee. The Borrower shall have paid the Amendment Fee, as set forth in the Amendment Fee Letter Agreement, dated as of the date hereof (the “Amendment Fee Letter”), by and among the Borrower, the Collateral Manager and the Administrative Agent.

3.03. Costs and Expenses. The Borrower shall have paid all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent, and the Custodian incurred in connection with this Amendment payable pursuant to Section 12.04 of the Amended Credit Agreement, including without limitation all reasonable and documented fees and out-of-pocket expenses of counsel to the Administrative Agent incurred in connection with the closing of the transactions contemplated this Amendment to the extent invoiced at least one (1) Business Day prior to the Amendment Effective Date.

3.04. Certain Documents. The Administrative Agent shall have received each of the following, unless otherwise agreed by the Administrative Agent:

(a)       a fully executed copy of this Amendment;

(b)       a fully executed copy of the Amendment Fee Letter;

(c)       a certificate of a Responsible Officer of the Borrower certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors or members approving this Amendment, the Amendment Fee Letter and the other Facility Documents and the transactions contemplated hereby and thereby, (iii) that its representations and warranties set forth in this Amendment, the Amendment Fee Letter and the other Facility Documents to which it is a party are true and correct in all material respects as of the Amendment Effective Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) to its knowledge, that no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute this Amendment, the Amendment Fee Letter and the other Facility Documents to which it is a party; and

(d)       such other instruments, certificates and documents from the Borrower or the Collateral Manager as the Administrative Agent, any Lender, the Collateral Agent or the Custodian shall have reasonably requested.

Section 4. Reference to and Effect Upon the Existing Credit Agreement.

4.01. Except as specifically amended or waived above, the Existing Credit Agreement and the other Facility Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed.

4.02. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Existing Credit Agreement or any Facility Document, nor constitute a waiver of any provision of the Existing Credit Agreement or any Facility Document.

Section 5. Reaffirmation. Each of the Borrower and the Collateral Manager hereby reaffirms its obligations under each Facility Document to which it is a party. The Borrower hereby reaffirms the grant of security contained in Section 7.01(a) of the Credit Agreement.

Section 6. Miscellaneous. This Amendment is a Facility Document for all purposes of the Amended Credit Agreement. This Amendment may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of a counterpart signature page by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart signature page. Section headings used in this Amendment are for reference only and shall not affect the construction of this Amendment.

Section 7. GOVERNING LAW. THIS AMENDMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BDCA-CB FUNDING, LLC, as Borrower

By: Business Development Corporation of America, a Maryland corporation and the sole Member of BDCA Funding I, LLC

By:	/s/ Ira Wishe
Name:	Ira Wishe
Title:	Authorized Signer

[Signature Page to Seventh Amendment to Credit and Security Agreement]

BUSINESS DEVELOPMENT CORPORATION OF AMERICA, as Collateral Manager

By:	/s/ Ira Wishe
Name:	Ira Wishe
Title:	Authorized Signer

[Signature Page to Seventh Amendment to Credit and Security Agreement]

CITIBANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Vincent Nocerino
Name:	Vincent Nocerino
Title:	Vice President

Exhibit A

Form of Amended Credit Agreement

[see attached]

CONFORMED COPY THROUGH ~~SIXTH~~SEVENTH AMENDMENT

CREDIT AND SECURITY AGREEMENT

among

BDCA-CB Funding, LLC,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

CITIBANK, N.A.,

as Administrative Agent,

U.S. Bank National Association,

as Collateral Agent and as Custodian

and

Business Development Corporation of America,

as Collateral Manager

Dated as of June 27, 2014

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning assigned to such term in Section 7.01(a).

“Collateral Administration Agreement” means that certain Collateral Administration Agreement, dated as of the Closing Date, among the Collateral Administrator, the Borrower, the Collateral Manager and the Administrative Agent.

“Collateral Administrator” means U.S. Bank National Association, and any successor thereto under the Collateral Administration Agreement.

“Collateral Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Agent Fee Letter” means the fee letter, dated June 12, 2014, by U.S. Bank National Association and acknowledged by the Borrower as of the Closing Date, setting forth the amounts payable by the Borrower to the Collateral Agent, Custodian, Securities Intermediary and Collateral Administrator in connection with the transactions contemplated by this Agreement.

“Collateral Interest Amount” means, as of any date of determination, without duplication, the aggregate amount of Interest Proceeds that has been received or that is expected to be received (other than Interest Proceeds expected to be received from Ineligible Collateral Loans, in each case unless actually received), in each case during the Collection Period (and, if such Collection Period does not end on a Business Day, the next succeeding Business Day) in which such date of determination occurs.

“Collateral Loan” means a commercial loan owned or acquired by the Borrower that, solely for purposes of the definitions of “Borrowing Base,” “Equity Coverage Ratio,” “Equity Percentage,” “Excess Concentration Amount” and any component thereof, and subject to Section 1.04, (A) has been approved by the Administrative Agent, in its sole discretion, prior to the date on which the Borrower commits to acquire such loan, and (B) satisfies each of the following eligibility requirements on any date of determination (unless the Administrative Agent in its sole discretion agrees to waive any such eligibility requirement with respect to such loan); provided that, that for purposes of determining whether a Collateral Loan constitutes an Ineligible Collateral Loan at any time after the acquisition thereof by the Borrower (or its binding commitment to do the same), the criteria set forth in clauses (h), (k)(ii), (v) and (aa) shall be evaluated solely as of the date the Borrower commits to acquire such loan:

(a)       is (i) a First Lien Obligation, (ii) a Second Lien Obligation or (iii) the Closing Date Participation Interest;

(b)       permits the purchase thereof by or assignment thereof to the Borrower and the pledge to the Collateral Agent;

(c)       [reserved];

(d)       is denominated and payable in Dollars and does not permit the currency in which such loan is payable to be changed;

(e)       is an obligation of an Obligor organized or incorporated in (i) the United States (or any state thereof) ~~or~~, (ii) Canada (or any province thereof), or (iii) any other jurisdiction approved by the Administrative Agent in its sole discretion;

(f)       the Related Documents for which are governed by the laws of a state in the United States or any other jurisdiction approved by the Administrative Agent in its sole discretion;

(g)       [reserved];

(h)       is not the subject of an offer or called for redemption;

(i)        does not constitute Margin Stock;

(j)        does not subject the Borrower to withholding tax unless the Obligor is required to make “gross-up” payments constituting 100% of such withholding tax;

(k)        is not (i) a Defaulted Collateral Loan or (ii) a Credit Risk Collateral Loan;

(l)         is not an Equity Security or a component thereof and does not provide for mandatory or optional conversion or exchange into an Equity Security; provided that any Equity Security purchased as part of a “unit” with a Collateral Loan (including any attached warrants) and that itself is not eligible for purchase by the Borrower as a Collateral Loan shall not cause the Collateral Loan portion to lose its eligibility hereunder;

(m)       is not a PIK Loan;

(n)        is not a Structured Finance Obligation, a bridge loan or other obligation that (i) is incurred in connection with a merger, acquisition, consolidation, or sale of all or substantially all of the assets of a Person or similar transaction and (ii) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancing, a bond, a synthetic security, a finance lease or chattel paper;

(o)       provides for the full principal balance to be payable at or prior to its maturity;

(p)       EBITDA of the related Obligor is at least $40,000,000;

(q)       the sum of the aggregate original loan facility amounts corresponding to (i) the applicable loan tranche (which, for the avoidance of doubt, will be determined by aggregating only loans that, in accordance with then-prevailing market practice, are typically bought and sold together and are “tax fungible”) and (ii) any other loan tranche that is issued under the same loan facility and is pari passu in all respects with the applicable loan tranche, is at least $150,000,000 as of the date the Borrower commits to acquire such loan;

(r)        has an original term to maturity of not more than seven and one-half (7.5) years;

(s)        provides for payment of interest at least semi-annually;

(t)        bears interest at a floating rate;

(u)       is not subject to material non-credit related risk (such as a loan, the payment of which is expressly contingent upon the non-occurrence of a catastrophe), as determined by the Collateral Manager in its reasonable discretion;

(v)       is not an obligation (other than a Delayed Drawdown Collateral Loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower;

“Collections” means all cash collections, distributions, payments or other amounts received, or to be received, by the Borrower from any Person in respect of any Collateral Loan constituting Collateral, including all principal, interest, fees, distributions, recoveries and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Loans and all Proceeds from any sale or disposition of any such Collateral Loans.

“Commitment” means, as to each Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, Advances to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding for such Lender up to but not exceeding the amount set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.06 or increased or reduced from time to time pursuant to assignments effected in accordance with Section 12.06(a).

“Commitment Fee” has the meaning assigned to such term in Section 2.12(a).

“Commitment Termination Date” means the last day of the Reinvestment Period; provided that, if the Commitment Termination Date would otherwise not be a Business Day, then the Commitment Termination Date shall be the immediately succeeding Business Day.

“Concentration Limitations” means, as of any date of determination, the following limitations (as applied to the Aggregate Asset Cost of the Collateral Loans owned (or, in relation to a proposed purchase of a Collateral Loan, proposed to be owned) by the Borrower, calculated as a percentage of the Aggregate Asset Cost plus the aggregate amount of cash then on deposit in the Principal Collection Subaccount and in each case in accordance with the procedures set forth in Section 1.04; provided that for purposes of this definition, in determining the Asset Cost of any Delayed Drawdown Collateral Loan, any unfunded commitments in respect of such Delayed Drawdown Collateral Loan shall be assumed to have been fully funded as of such date of determination):

(a)       not more than 5.00% consists of obligations of any one Obligor (and Affiliates thereof);

(b)       not more than 10.00% consists of Collateral Loans with Obligors in any one Moody’s Industry Classification, except that (i) Collateral Loans with Obligors in one Moody’s Industry Classification may constitute up to 20% of the Aggregate Principal Balance ~~and~~, (ii) Collateral Loans with Obligors in two other Moody’s Industry Classifications may each constitute up to 15% of the Aggregate Principal Balance and (iii) Collateral Loans with Obligors in one other Moody’s Industry Classification may constitute up to 12.5% of the Aggregate Principal Balance;

(c)       not more than 10.00% consists of Collateral Loans with Obligors that have EBITDA less than $50,000,000;

(d)       not more than 10.00% consists of Second Lien Obligations;

(e)       not more than 5.00% consists of Unquoted Collateral Loans;

(f)       not more than 30.00% consists of Collateral Loans with a Moody’s Rating of less than “B3” or an S&P Rating less than “B-”;

(g)       not more than 5.00% consists of Partial PIK Loans;

(h)       in the case of each of clauses (a) through (g) above, such additional or alternative procedures as may hereafter become appropriate to perfect the security interest granted to the Collateral Agent hereunder in such items of the Collateral, consistent with Applicable Law.

In addition, the Collateral Manager on behalf of the Borrower will obtain any and all consents required by the Related Documents relating to any Instruments, accounts or general intangibles for the transfer of ownership and/or pledge hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 of the UCC).

“Determination Date” means, with respect to any Payment Date, the ~~fifth (5th) Business Day~~last calendar day of the calendar month prior to such Payment Date; provided that, with respect to the final Payment Date, the Determination Date shall be such Payment Date.

“DIP Collateral Loan” means an obligation:

(a)       obtained or incurred after the entry of an order of relief in a case pending under Chapter 11 of the Bankruptcy Code;

(b)       to a debtor in possession as described in Chapter 11 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code);

(c)       on which the related Obligor is required to pay interest and/or principal on a current basis; and

(d)       approved by a Final Order or Interim Order of the bankruptcy court so long as such obligation is (i) fully secured by a Lien on the debtor’s otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code, (ii) fully secured by a Lien of equal or senior priority on property of the debtor estate that is otherwise subject to a Lien pursuant to Section 364(d) of the Bankruptcy Code or (iii) secured by a junior Lien on the debtor’s encumbered assets (so long as such loan is fully secured based on the most recent current valuation or appraisal report, if any, of the debtor).

“Document Checklist” means an electronic or hard copy list delivered by the Borrower (or by the Collateral Manager on behalf of the Borrower) to the Custodian that identifies each of the documents contained in each Loan File and whether such document is an original or a copy and whether a hard copy or electronic copy will be delivered to the Custodian related to a Collateral Loan and includes the name of the Obligor with respect to such Collateral Loan, in each case as of the related date of Advance or acquisition by the Borrower.

“Dollars” and “$” mean lawful money of the United States of America.

“Due Date” means each date on which any payment is due on a Collateral Loan in accordance with its terms.

“EBITDA” means, with respect to any trailing twelve month period and any Collateral Loan, the meaning of the term “Adjusted EBITDA”, the term “EBITDA” or any comparable definition in the Related Documents for such period and Collateral Loan (or, in the case of a Collateral Loan for which the Related Documents have not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Loan) as determined in the good faith discretion of the Collateral Manager, and in any case that the term “Adjusted EBITDA”, the term “EBITDA” or such comparable such date of determination; provided that for purposes of clause (b) of this definition, in determining the Asset Cost of any Delayed Drawdown Collateral Loan, any unfunded commitments in respect of such Delayed Drawdown Collateral Loans shall be assumed to have been fully funded as of such date of determination.

“Equityholder” means BDCA.

“Equity Security” means any stock or similar security, certificate of interest or participation in any profit sharing agreement, reorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust; any security future on any such security; or any security convertible, with or without consideration into such a security, or carrying any warrant or right to subscribe to or purchase such a security; or any such warrant or right.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder.

“Errors” has the meaning assigned to such term in Section 14.08(c).

“Eurocurrency Liabilities” is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Disruption Event” means the occurrence of any of the following: (a) any Lender shall have notified the Administrative Agent of a determination by such Lender that it would be contrary to Law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain Dollars in the London interbank market to fund any Advance, (b) the Collateral Agent shall have notified the Administrative Agent, the Borrower and each Lender of the inability, for any reason, to determine the Adjusted Eurodollar Rate, (c) the Required Lenders shall have notified the Administrative Agent of a determination by such Lenders that the rate at which deposits of Dollars are being offered to such Lenders in the London interbank market does not accurately reflect the cost to such Lenders of making, funding or maintaining any Advance or (d) any Lender shall have notified the Administrative Agent of the inability of such Lender to obtain Dollars in the London interbank market to make, fund or maintain any Advance.

“Eurodollar Reserve Percentage” means, for any period, the percentage, if any, applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any basic, emergency, supplemental, marginal or other reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.

“Event of Default” means the occurrence of any of the events, acts or circumstances set forth in Section 6.01.

“Excess Concentration Amount” means, at any time in respect of which any one or more of the Concentration Limitations are exceeded, the portions (calculated without duplication) of each Collateral Loan that cause such Concentration Limitations to be exceeded.

“Excess Interest Proceeds” means, on any date of determination, the excess of (1) amounts then on deposit in the Collection Account representing Interest Proceeds over (2) the sum of (x) the projected amounts required to be paid pursuant to Sections 9.01(a)(i)(A) through (I) on the next succeeding Payment Date or the Final Maturity Date, as applicable, minus (y) any Excess Interest Proceeds withdrawn during the related Interest Accrual Period pursuant to Section 8.03, as determined by the Borrower (or the Collateral Manager on its behalf) (in the case of clause (1) and clause (2)) in good faith and in a commercially reasonable manner and, in the case of clause (1), verified by the Collateral Agent and, in the case of clause (2), verified by the Administrative Agent.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party (a) Taxes imposed on or measured by net income, net profits, or capital (however denominated), or that are franchise Taxes or branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes and (b) Taxes on any “withholdable payment” payable to such Secured Party as a result of the failure of such Secured Party to satisfy the applicable requirements of FATCA.

“Facility Amount” means (a) on or prior to the Commitment Termination Date, $400,000,000 (as such amount may be reduced from time to time pursuant to Section 2.06) and (b) following the Commitment Termination Date, the outstanding principal balance of all the Advances.

“Facility Documents” means this Agreement, the Notes, the Account Control Agreement, the Collateral Administration Agreement, the Administrative Agent Fee Letter, the Collateral Agent Fee Letter, the Sale Agreement and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower pursuant to Section 5.01(c) to create, perfect or otherwise evidence the Collateral Agent’s security interest in the Collateral.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the implementation of such Sections.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that, if at any time a Lender is borrowing overnight funds from a Federal Reserve Bank that day, the Federal Funds Rate for such Lender for such day shall be the average rate per annum at which such overnight borrowings are made on that day as promptly reported by such Lender to the Borrower and the Agents in writing. Each determination of the Federal Funds Rate by a Lender pursuant to the foregoing proviso shall be conclusive and binding except in the case of manifest error.

“Final Maturity Date” means May ~~28, 2020.~~31, 2022.

during the Reinvestment Period, less than or equal to ~~3000~~3200 or, following the termination of the Reinvestment Period, 3490.

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of the Collateral Loans as of such date is less than or equal to 7.0 years.

“Measurement Date” means (a) the Closing Date, (b) each Borrowing Date, (c) the date on which a Collateral Loan is acquired or disposed of by the Borrower and (d) each Monthly Report Determination Date.

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any date of determination if the Weighted Average Spread equals or exceeds 3.00%.

“Money” has the meaning specified in Section 1-201(24) of the UCC.

“Monthly Report” has the meaning specified in Section 8.07(a).

“Monthly Report Determination Date” has the meaning specified in Section 8.07(a).

“Monthly Reporting Date” has the meaning specified in Section 8.07(a).

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Moody’s Industry Classification” means the industry classifications set forth in Schedule 5 hereto, as such industry classifications shall be updated at the option of the Collateral Manager if Moody’s publishes revised industry classifications.

“Moody’s Rating” means, with respect to any Collateral Loan, as of any date of determination:

(a)       if such Collateral Loan has a monitored rating, an unpublished monitored rating expressly assigned to a debt obligation (or facility), or a monitored estimated rating expressly assigned to a debt obligation (or facility) by Moody’s that addresses the full amount of the principal interest promised, such rating,

(b)       if the foregoing paragraph is not applicable, then, if the related Obligor has a corporate family rating by Moody’s, the rating specified in the applicable row of the table below under “Relevant Rating” opposite the row in the table below that describes such Collateral Loan:

Collateral Loan	Relevant Rating

The Collateral Loan is a secured obligation, but is not a Second Lien Obligation and is not subordinate	The rating by Moody’s that is one rating subcategory above such corporate family rating

The Collateral Loan is an unsecured obligation or is a Second Lien Obligation, but is not subordinate	The rating by Moody’s that is one rating subcategory below such corporate family rating

The Collateral Loan is subordinate	The rating by Moody’s that is two rating subcategories below such corporate family rating

For purposes of the foregoing, a “private rating” shall refer to a rating obtained by the Administrative Agent, by the Borrower or by or on behalf of an obligor on a Collateral Loan that is not disseminated publicly; whereas a “shadow rating” shall refer to a credit estimate obtained (i) upon application of the Borrower or a holder of a Collateral Loan or (ii) from the proper use of the RiskCalc Plus probability of default model most recently made available by Moody’s. Any private rating or shadow rating shall be required to be refreshed annually. If the Borrower applies to Moody’s for a shadow rating or public rating of a Collateral Loan, the Borrower shall provide evidence to the Administrative Agent of such application and shall notify the Administrative Agent of the expected rating. The Borrower shall notify the Administrative Agent of the shadow rating or public rating assigned by Moody’s to a Collateral Loan.

“Moody’s Rating Factor” means, for each Collateral Loan, the number set forth in the table below opposite the Moody’s Rating of such Collateral Loan.

Moody’s Rating	Moody’s Rating Factor	Moody’s Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180
Baa1	260	Caa1	4,770
Baa2	360
Baa3	610	Caa2	6,500
		Caa3	8,070
		~~Caa3~~Ca or lower	10,000

provided that for purposes of the Maximum Moody’s Weighted Average Rating Factor Test, any Collateral Loan issued or guaranteed by the United States government or any agency or instrumentality thereof is assigned a Moody’s Rating Factor of 1; provided, further, however, to the extent any Collateral Loan has a rating from S&P or a private rating, such rating will be converted to the Moody’s equivalent for purposes of the Maximum Moody’s Weighted Average Rating Factor Test.

“Net Aggregate Exposure Amount” means, at any time, the excess (if any) of (a) the aggregate unfunded amounts in respect of all Delayed Drawdown Collateral Loans at such time over (b) the aggregate amount on deposit in the Unfunded Reserve Account at such time.

“New Lending Office” has the meaning assigned to such term in Section 12.03(d).

“Non-Excluded Taxes” mean all Taxes other than Excluded Taxes.

“Non-U.S. Lender” has the meaning assigned to such term in Section 12.03(g).

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of Section 2.03, substantially in the form of Exhibit E hereto.

“Noteless Loan” means a Collateral Loan with respect to which (a) the related loan agreement does not require the obligor to execute and deliver an Underlying Note to evidence the indebtedness created under such Collateral Loan and (b) no Underlying Notes issued to the Borrower are outstanding with respect to the portion of the Collateral Loan transferred to the Borrower.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.02.

“Notice of Prepayment” has the meaning assigned to such term in Section 2.05.

“Obligations” means all indebtedness, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person under or in connection with this Agreement, the Notes or any other Facility Document, including all amounts payable by the Borrower in respect of the Advances, with interest thereon, and all other amounts payable hereunder or thereunder by the Borrower.

“Obligor” means, in respect of any Collateral Loan, the Person primarily obligated to pay Collections in respect of such Collateral Loan, including any applicable guarantors.

“OFAC” has the meaning assigned to such term in Section 4.01(f).

“Other Connection Taxes” means, in the case of any Secured Party, any Taxes imposed by any jurisdiction by reason of such Secured Party having any present or former connection with such jurisdiction (other than a connection arising solely from such Secured Party having executed, delivered, become a party to, performed its obligations under, received any payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced its rights under this Agreement, the Notes or any other Facility Document or sold or assigned an interest in any Loan or Facility Document).

“Other Taxes” has the meaning assigned to such term in Section 12.03(b).

“Partial PIK Loan” means a Collateral Loan that requires the Obligor to pay only a portion of the accrued and unpaid interest in Cash on a current basis, the remainder of which is deferred and paid later together with interest thereon as a lump sum and is treated as Interest Proceeds at the time it is received; provided that such Collateral Loan shall not constitute a Partial PIK Loan if the portion of such interest required to be paid in Cash pursuant to the terms of the related underlying instruments carries a current Cash pay interest rate of not less than 2.50% per annum over LIBOR.

“Participant” means any bank or other Person to whom a participation is sold as permitted by Section 12.06(c).

“Participant Register” has the meaning assigned to such term in Section 12.06(c)(ii).

“PATRIOT Act” has the meaning assigned to such term in Section 4.01(f).

“Payment Account” has the meaning assigned to such term in Section 8.03.

“Payment Date” means the ~~15~~17th ~~day~~Business Day of January, April, July and October in each year, the first of which following the Seventh Amendment Effective Date shall be ~~October 15, 2014~~July 24, 2019; provided that, if any such day is not a Business Day, then such Payment Date shall be the next succeeding Business Day. The Final Maturity Date shall also be a Payment Date.

“Payment Date Report” has the meaning specified in Section 8.07(b).

average yield to maturity as determined by the Administrative Agent (or any Person designated by the Administrative Agent) using the same or a substantially similar method of calculation as that used by MarkIt Partners on the date hereof.

“Purchase Price” means, with respect to any Collateral Loan, the aggregate purchase price paid by the Borrower to purchase such Collateral Loan (which (a) shall be expressed as a percentage of par and (b) shall be determined exclusive of accrued interest and premium).

“QIB” has the meaning assigned to such term in Section 12.06(e).

“Qualified Institution” means a depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (a)(i) that has either (A) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (ii) the parent corporation of which has either (A) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (iii) is otherwise acceptable to the Administrative Agent and (b) the deposits of which are insured by the Federal Deposit Insurance Corporation.

“Qualified Purchaser” has the meaning assigned to such term in Section 12.06(e).

“Quarterly Asset Amount” means, for any Payment Date, the arithmetical average of (a) the sum of the Principal Balances of all Collateral Loans and the cash and the principal balance of any Eligible Investments on deposit in the Principal Collection Subaccount, measured as of the first day of the related Collection Period and (b) the sum of the Principal Balances of all Collateral Loans and the cash and the principal balance of any Eligible Investments on deposit in the Principal Collection Subaccount, measured as of the related Determination Date.

“Register” has the meaning assigned to such term in Section 12.06(d).

“Regulation T”, “Regulation U”, “Regulation W” and “Regulation X” mean Regulation T, U, W and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Period” means the period from and including the Closing Date to and including the earliest of (a) ~~July 1, 2019~~May 31, 2021 and (b) the date of the termination of the Commitments pursuant to Section 6.01.

“Related Documents” means, with respect to any Collateral Loan, all agreements or documents evidencing, securing, governing or giving rise to such Collateral Loan.

“Replacement Lender” has the meaning assigned to such term in Section 2.16(a).

“Requested Amount” has the meaning assigned to such term in Section 2.02.

“Required Lenders” means, as of any date of determination, Lenders whose aggregate principal amount of Advances Outstanding plus unused Commitments aggregate more than 50% of the aggregate amount of the Commitments (used and unused) or, if the Commitments have expired or been terminated or otherwise reduced to zero, the aggregate principal amount of all Advances Outstanding; provided,

(iv)       is not a loan which is secured solely or primarily by the common stock of its obligor or any of its Affiliates; and

(v)       such loan is priced by at least two independent sources (as evidenced by data from Loan X, Inc., Loan Pricing Corporation, MarkIt Partners or any other nationally recognized loan pricing service selected by the Administrative Agent).

The determination as to whether clause (iii) of this definition is satisfied shall be based on the Collateral Manager’s judgment at the time the loan is acquired by the Borrower (which value may include an assessment of the Obligor’s cash flow, enterprise value, general financial condition and other attributes). The limitation set forth in clause (iv) above shall not apply with respect to a loan made to a parent entity that is secured solely or substantially by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a Lien on its own property would (1) in the case of a subsidiary that is not part of the same consolidated group as such parent entity for U.S. federal income tax purposes, result in a deemed dividend by such subsidiary to such parent entity for such tax purposes, (2) violate Law applicable to such subsidiary (whether the obligation secured is such loan or any other similar type of indebtedness owing to third parties) or (3) cause such subsidiary to suffer adverse economic consequences under capital adequacy or other similar rules, in each case, so long as (x) the Related Documents limit the incurrence of indebtedness by such subsidiary and (y) the aggregate amount of all such indebtedness is not material relative to the aggregate value of the assets of such subsidiary.

“Secured Parties” means the Administrative Agent, the Collateral Agent, the Custodian, the Collateral Administrator and the Lenders.

“Secured Party Representative” has the meaning assigned to such term in Section 12.09.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as from time to time in effect.

“Securities Intermediary” has the meaning assigned to it in Section 8-102(a)(14) of the UCC.

“Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the UCC.

“SixthSeventh Amendment Effective Date” means ~~May 31,~~June 27, 2019.

“Solvent” as to any Person means that such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the New York Debtor and Creditor Law.

“Specified Eligible Investment” means an Eligible Investment meeting the requirements of Section 8.06(a) and that is available to the Collateral Agent, to be specified by the Collateral Manager to the Collateral Agent (with a copy to the Administrative Agent) on or prior to the initial Borrowing Date; provided that, so long as no Default or Event of Default shall have occurred and then be continuing, at any time with not less than five Business Days’ notice to the Collateral Agent (with a copy to the Administrative Agent), the Collateral Manager may (and, if the then Specified Eligible Investment is no longer available to the Collateral Agent, shall) designate another Eligible Investment that meets the requirements of Section 8.06(a) and that is available to the Collateral Agent to be the Specified Eligible Investment for purposes hereof. After the occurrence and continuation of a Default or Event of Default, a Specified Eligible Investment shall mean an Eligible Investment meeting the requirements of Section 8.06(a) and which has been selected by the Administrative Agent.

“Structured Finance Obligation” means any Collateral Loan owing by a finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that ABL Facilities, loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

“Subject Laws” has the meaning assigned to such term in Section 4.01(f).

“Successor Collateral Manager” has the meaning assigned to such term in Section 14.08(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any taxing Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trade Confirmation” means a confirmation of the Borrower’s acquisition of a Collateral Loan delivered to the Collateral Agent (with a copy to the Custodian and the Administrative Agent) by the Borrower pursuant to Section 13.03(b), and setting forth applicable information with respect to such Collateral Loan, which confirmation shall contain such information in respect of such Collateral Loan as the Custodian may reasonably require in order to enable the Custodian to perform its duties hereunder in respect of such Collateral Loan in the form of a customary trade confirmation as agreed to by, the Custodian and the Borrower from time to time.

“Termination Percentage” means, on any date of determination, the excess, if any, of (a) the Equity Percentage on such date of determination over (b) 7.5%.

~~“Trade Date” has the meaning assigned to such term in Section 1.04(l).~~

“TRS Agreement” means the Total Return Swap, dated July 31, 2012 (as amended and restated as of May 6, 2014), between 405 TRS I, LLC and Citibank.

“UCC” means the New York Uniform Commercial Code; provided that if, by reason of any mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Loan Agreement” means, with respect to any Collateral Loan, the document or documents evidencing the commercial loan agreement or facility pursuant to which such Collateral Loan is made.

“Underlying Note” means one or more promissory notes, if any, executed by an Obligor evidencing a Collateral Loan.

“Unfunded Reserve Account” has the meaning specified in Section 8.04.

“Unfunded Reserve Required Amount” has the meaning specified in Section 8.04.

(g)       Except as otherwise provided herein, Ineligible Collateral Loans will not be included in the calculation of the Collateral Quality Tests (or any component thereof).

(h)       For purposes of determining the Minimum Weighted Average Spread Test (and related computations of stated interest coupons and Aggregate Funded Spread), capitalized or deferred interest (and any other interest that is not paid in cash) will be excluded.

(i)        Portions of the same Collateral Loan acquired by the Borrower on different dates will, for purposes of determining the purchase price of such Collateral Loan, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Loan).

(j)        For the purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.01%.

(k)       Notwithstanding any other provision of this Agreement to the contrary, all monetary calculations under this Agreement shall be in Dollars. For purposes of this Agreement, calculations with respect to all amounts received or required to be paid in a currency other than Dollars shall be valued at zero.

(l)       ~~Except as otherwise provided herein, for~~For purposes of calculating compliance with ~~any test~~the Borrowing Base Test, the Collateral Quality Tests, or any Concentration Limitation under this Agreement in connection with the acquisition or disposition of a Collateral Loan or Eligible Investment, the trade date (~~the “Trade Date”) (~~and not the settlement date) with respect to any such Collateral Loan or Eligible Investment acquired or disposed of or under consideration for acquisition or disposition shall be used to determine compliance with the Borrowing Base Test, the Collateral Quality Test or any Concentration Limitation and whether such acquisition or disposition is permitted hereunder; provided that, (i) for purposes of calculating compliance with the Borrowing Base Test, the Collateral Quality Test or any Concentration Limitation, the calculation thereof shall assume (and give pro forma effect to) (x) the making of an Advance to the Borrower (based on the Advance Rate applicable thereto) and any capital contribution to the Borrower by the Equityholder upon settlement of the acquisition of a Collateral Loan (based on the purchase price therefor) and (y) the repayment of an Advance to the Borrower upon settlement of the disposition of a Collateral Loan (based on the sale price therefor) and (ii) for purposes of calculating the Borrowing Base Test, the Collateral Quality Test, or any Concentration Limitation in connection with the making or repayment of any Advance, such calculation shall be recalculated at the time such Advance is made or repaid after giving effect to the settlement of any Collateral Loan acquired or disposed of.

ARTICLE II

ADVANCES

Section 2.01.        Revolving Credit Facility; Approval Requests

(a)       The Collateral Manager, on behalf of the Borrower, shall, on or prior to the second Business Day preceding the proposed trade date of each proposed acquisition of Collateral Loans (whether proposed to be funded by an Advance or by the use of the cash proceeds contributed by the Equityholder) provide to the Administrative Agent (with a copy to the Borrower) a notice by electronic mail in the form of Exhibit A hereto (together with any attachments required in connection therewith, an “Approval Request”). Such approval may take the form of a standing list of pre-approved assets containing the characteristics of each pre-approved asset specified in Exhibit A (other than purchase price), together with a notice of intention to trade containing the par amount and purchase price of the

1-201(37) of the UCC) in the Collateral in favor of the Collateral Agent, for the benefit and security of the Secured Parties, which security interest is prior to all other Liens and claims and is enforceable as such against creditors of and purchasers from the Borrower, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(vi)        the Borrower has received all consents and approvals required by the terms of the Related Documents in respect of such Collateral to the pledge hereunder to the Collateral Agent of its interest and rights in such Collateral;

(vii)       with respect to the Collateral that constitutes Security Entitlements, all such Collateral has been and will have been credited to the applicable Covered Account; and

(viii)      with respect to Collateral that constitutes accounts or general intangibles, the Borrower has caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder (which the Borrower hereby agrees may be an “all asset” filing).

(n)       Prior Activities of the Borrower. The Borrower has not conducted any business or other activities other than entry into and performance under the TRS Agreement and activities incidental thereto, including in connection with the termination of the TRS Agreement and the merger of 405 Loan Funding LLC with and into the Borrower on the Closing Date. As of the Closing Date, the TRS Agreement has been terminated. As of the Closing Date, the Borrower has no creditors other than the Lenders under this Agreement or arising out of activities incidental to or contemplated by the Facility Documents or its Constituent Documents.

(o)       Prior Name of the Borrower. The Borrower was previously known as “405 TRS I, LLC” and “CB Funding I, LLC.” The Borrower’s name was changed to (i) “CB Funding I, LLC” pursuant to a Certificate of Amendment filed on June 10, 2014 with the Office of the Secretary of State of Delaware and to (ii) “BDCA-CB Funding, LLC” pursuant to a Certificate of Amendment filed on June 19, 2014 with the Office of the Secretary of State of Delaware.

(p)       Beneficial Ownership Certification.  As of the ~~Sixth~~Seventh Amendment Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 4.02.       Representations and Warranties of the Collateral Manager

The Collateral Manager represents and warrants to each of the Secured Parties on and as of each Measurement Date, as follows:

(a)       Due Organization. The Collateral Manager is a corporation duly organized and validly existing under the laws of the State of Maryland, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)       Due Qualification and Good Standing. The Collateral Manager is in good standing in the State of Maryland. The Collateral Manager is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties,

(iii)       to fund the Unfunded Reserve Account on or prior to the Commitment Termination Date to the extent the Unfunded Reserve Account is required to be funded pursuant to Section 8.04 (and the Borrower shall submit a Notice of Borrowing requesting a Borrowing of Advances for a Borrowing Date falling no more than five and no less than one Business Day prior to the Commitment Termination Date with a Requested Amount sufficient to fully fund the Unfunded Reserve Account under Section 8.04)~~.~~;

(i)       to make withdrawals from the Collection Account for distribution at the election of the Borrower in accordance with Section 8.03.

Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U, Regulation W and Regulation X.

(g)       Information and Reports. Each Notice of Borrowing, each Monthly Report, each Payment Date Report and all other written information, reports, certificates and statements furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby shall be true, complete and correct in all material respects as of the date such information is stated or certified.

(h)       No Other Business. The Borrower shall not engage in any business or activity other than borrowing Advances pursuant to this Agreement, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Loans, Eligible Investments and the Collateral in connection therewith and entering into the Facility Documents, any applicable Related Documents and any other agreement contemplated by this Agreement.

(i)       Tax Matters. The Borrower shall (and each Lender hereby agrees to) treat the Advances and the Notes as debt for U.S. federal income tax purposes and will take no contrary position, unless otherwise required pursuant to a closing agreement with the U.S. Internal Revenue Service or a non-appealable judgment of a court of competent jurisdiction. Notwithstanding any contrary agreement or understanding, the Collateral Manager, the Borrower, the Agents and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local law.

(j)       Collections. The Borrower shall direct all Obligors (and related paying agents) to pay all Collections directly to the Collection Account.

(k)       Priority of Payments. The Borrower shall instruct (or cause the Collateral Manager to instruct) the Collateral Agent to apply all Interest Proceeds and Principal Proceeds solely in accordance with the Priority of Payments and the other provisions of this Agreement.

(l)       Acquisition of Collateral Loans from the Equityholder. Any acquisition of Collateral Loans by the Borrower from the Equityholder shall be effected pursuant to the Sale Agreement and subject in all respects to the terms and conditions set forth therein.

(m)       Certificate of Assignment for Closing Date Participation Interest. As soon as practicable, but in no event later than the date that is ninety (90) days after the Closing Date (or such longer period to which the Administrative Agent may agree), the Borrower shall use its commercially reasonable efforts deliver to the Custodian and the Administrative Agent a copy of the fully executed assignment agreement assigning the Collateral Loan related to the Closing Date Participation Interest directly to the Borrower, certified by an officer of the Borrower (or the Collateral Manager on behalf of the Borrower) and written evidence satisfactory to the Administrative Agent that the Borrower is recognized as the owner of record by the related administrative agent in respect of the Related Documents.

(n)       Beneficial Ownership Regulation.  Promptly following any request therefor, the Borrower shall deliver to the Administrative Agent information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation. The Borrower shall deliver to the Administrative Agent prompt written notice of any change in the information provided in the Beneficial Ownership Certification delivered to the Administrative Agent that would result in a change to the list of beneficial owners identified in such certification.

Section 5.02. Negative Covenants of the Borrower

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations, other than contingent indemnification obligations as to which no claim giving rise thereto has been asserted, have been paid in full):

(a)       Restrictive Agreements. It shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents or to perform its obligations under the Facility Documents to which it is a party or arising out of activities incidental to or contemplated by the Facility Documents or its Constituent Documents.

(b)       Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of liquidation, dissolution, division, partial liquidation, merger (other than the merger of 405 Loan Funding LLC with and into the Borrower on the Closing Date) or consolidation (or suffer any liquidation, dissolution, division or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except as expressly permitted by this Agreement and the other Facility Documents (including in connection with the repayment in full of the Obligations).

(c)       Amendments to Constituent Documents, Etc. Without the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), (i) it shall not, in any material respect, amend, modify or take any action inconsistent with its Constituent Documents (provided, however, in the event of any amendment or other modification to its Constituent Documents required by Law, the Borrower shall only be required to give the Administrative Agent prior written notice of such amendment or other modification) and (ii) it will not amend, modify or waive in any material respect any term or provision in any Facility Document (other than in accordance with any provision thereof requiring the consent of the Administrative Agent or all or a specified percentage of the Lenders).

(d)       Liens. It shall not create, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired by it at any time, except for Permitted Liens or as otherwise expressly permitted by this Agreement and the other Facility Documents.

Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied to the purposes herein provided. Subject to Section 8.02(c), amounts in the Collection Account shall be reinvested pursuant to Section 8.06(a).

(b)       At any time when reinvestment is permitted pursuant to Article X, the Collateral Manager on behalf of the Borrower (subject to compliance with Article X) may, by delivery of a certificate of a Responsible Officer of the Collateral Manager, direct the Collateral Agent to, and upon receipt of such certificate the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds (together with accrued interest received with regard to any Collateral Loan and Interest Proceeds but only to the extent used to pay for accrued interest on an additional Collateral Loan) and reinvest such funds in additional Collateral Loans in accordance with such certificate. If at any time the amount on deposit in the Unfunded Reserve Account is less than the Unfunded Reserve Required Amount, the Collateral Manager (on behalf of the Borrower) may, by delivery of a certificate of a Responsible Officer of the Collateral Manager, direct the Collateral Agent to, and upon receipt of such certificate the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Subaccount representing Principal Proceeds and remit such funds as so directed by the Collateral Manager to meet the Borrower’s funding obligations in respect of Delayed Drawdown Collateral Loans.

(c)       The Collateral Agent shall transfer to the Payment Account, from the Collection Account for application pursuant to Section 9.01(a), on each Payment Date, the amount set forth to be so transferred in the Payment Date Report for such Payment Date.

Section 8.03.        Payment Account

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the Closing Date, establish at the Custodian a single, segregated trust account, which shall be designated as the “Payment Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. Except as provided in Section ~~9.01,~~9.01 or the proviso to this Section 8.03, the only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable under the Priority of Payments on the Payment Dates in accordance with their terms and the provisions of this Agreement; provided that the Borrower may withdraw Excess Interest Proceeds, to the extent such amounts are available therefor and in the case of any such withdrawal of such amounts pursuant to this proviso, (x) such withdrawal shall not occur more frequently than one time per calendar quarter and (y) such withdrawal shall occur with five (5) Business Days’ prior written notice by the Borrower (or the Collateral Manager on its behalf) to the Administrative Agent, the Collateral Agent and the Collateral Administrator (which notice shall attach a Borrowing Base Calculation Statement demonstrating satisfaction of the Borrowing Base Test on a pro forma basis after giving effect to such withdrawal and any related distribution or disposition of such amounts by the Borrower). The Borrower shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with this Agreement and the Priority of Payments.

Section 8.04.        The Unfunded Reserve Account; Fundings

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the Closing Date, establish at the Custodian a single, segregated trust account, which shall be designated as the “Unfunded Reserve Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. The only permitted deposits to or withdrawals from the Unfunded Reserve Account shall be in accordance with the provisions of this Agreement.

having stated maturities no later than the Business Day preceding the next Payment Date (or such shorter maturities expressly provided herein). If, prior to the occurrence of an Event of Default, the Borrower shall not have given any such investment directions, the Collateral Agent shall seek instructions from the Collateral Manager within three (3) Business Days after transfer of any funds to such accounts and shall invest in Specified Eligible Investments that mature overnight until it shall receive written instructions from the Collateral Manager. After the occurrence and during the continuance of an Event of Default, the Collateral Agent shall invest and reinvest such Monies as fully as practicable in Specified Eligible Investments maturing not later than the earlier of (i) thirty (30) days after the date of such investment (unless putable at par to the issuer thereof) or (ii) the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein). Except to the extent expressly provided otherwise herein, all interest, gain, loss and other income from such investments shall be deposited, credited or charged (as applicable) in and to the Interest Collection Subaccount. Absent its timely receipt of such instruction from the Collateral Manager or Administrative Agent, as applicable, in accordance with the foregoing, the Collateral Agent shall not be under an obligation to invest (or pay interest on) funds held hereunder. The Collateral Agent shall in no way be liable for any insufficiency in a Covered Account resulting from any loss relating to any such investment.

(b)       The Collateral Agent agrees to give the Borrower prompt notice if any Covered Account or any funds on deposit in any Covered Account, or otherwise to the credit of a Covered Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. All Covered Accounts shall remain at all times with the Custodian.

(c)       The Collateral Agent shall supply, in a timely fashion, to the Borrower and the Collateral Manager any information regularly maintained by the Collateral Agent that the Borrower or the Collateral Manager may from time to time reasonably request with respect to the Collateral, the Covered Accounts and the other Collateral and provide any other requested information reasonably available to the Collateral Agent and required to be provided by Section 8.07 or to permit the Collateral Manager to perform its obligations hereunder or the Borrower’s obligations hereunder that have been delegated to the Collateral Manager. The Collateral Agent shall promptly forward to the Collateral Manager copies of notices and other writings received by it from the Obligor of any Collateral Loan or from any Clearing Agency with respect to any Collateral Loan which notices or writings advise the holders of such Collateral Loan of any rights that the holders might have with respect thereto (including requests to vote with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports received from such Obligor and Clearing Agency with respect to such Obligor.

Section 8.07.         Accountings

(a)       Monthly. Not later than ~~two~~fifteen (~~2~~15) Business Days ~~prior to~~following the ~~15th~~last calendar day of each calendar month (other than ~~January, April, July, and October in each year) such date~~the months for which a Payment Date Report is delivered) (the “Monthly Reporting Date”), the Borrower shall compile and provide (or cause to be compiled and provided) to the Agents, the Collateral Manager, and the Lenders, a monthly report (which includes a Borrowing Base Calculation Statement prepared by the Collateral Manager and provided to the Collateral Agent for inclusion in the Monthly Report) (each, a “Monthly Report”) in accordance with this Section 8.07. The Borrower shall compile and provide (or cause to be compiled and provided) to the Administrative Agent a loan data file (the “Data File”) for the previous monthly period ending on the Monthly Report Determination Date (containing such information agreed upon by the Borrower (or the Collateral Manager on its behalf), and the Administrative Agent). The Borrower shall provide (or cause to be provided) the Data File ~~at least two (2~~no later than fifteen (15) Business Days ~~prior to~~following the Monthly Reporting Date. As used herein, the “Monthly Report Determination Date” with respect to any calendar month will be the last calendar day of the prior calendar month. For the avoidance of doubt, the first Monthly Report following the Seventh Amendment Effective Date shall be delivered on ~~August 15, 2014~~July 22, 2019 and shall be determined with respect to the Monthly Report Determination Date that is ~~July 31, 2014.~~June 30, 2019. The Monthly Report for a calendar month shall be in a form reasonably acceptable to the Borrower, the Collateral Agent, the Collateral Manager and the Administrative Agent and shall contain the information with respect to the Collateral Loans and Eligible Investments included in the Collateral set forth in Schedule 2 hereto, and shall be determined as of the Monthly Report Determination Date for such calendar month.

(b)       Payment Date Accounting. The Borrower shall render (or cause to be rendered) an accounting (each, a “Payment Date Report”), determined as of the close of business on each Determination Date preceding a Payment Date, and shall deliver such Payment Date Report to the Agents, the Collateral Manager and each Lender not later than the second Business Day preceding the related Payment Date. The Payment Date Report shall be in a form reasonably acceptable to the Borrower, the Collateral Agent, the Collateral Manager and the Administrative Agent and shall contain the information set forth in Schedule 3 hereto.

In addition, the Borrower shall provide (or cause to be provided) in each Payment Date Report a statement setting forth in reasonable detail each amendment, modification or waiver under any Related Document for each Collateral Loan that constitutes a Material Modification that became effective since the immediately preceding Payment Date Report (or, in respect of the first Payment Date Report, from the Closing Date).

(c)       Failure to Provide Accounting. If the Collateral Agent shall not have received any accounting provided for in this Section 8.07 on the first Business Day after the date on which such accounting is due to the Collateral Agent, the Collateral Agent shall notify the Collateral Manager who shall use reasonable efforts to obtain such accounting by the applicable Payment Date.

For the avoidance of doubt, the Borrower has engaged the Collateral Administrator pursuant to the Collateral Administration Agreement to compile and provide the information and reports to be provided in this Section 8.07.

Section 8.08.         Release of Collateral

(a)       If no Event of Default has occurred and is continuing, the Borrower may, by delivery of a certificate of a Responsible Officer of the Collateral Manager delivered to the Collateral Agent at least one (1) Business Day prior to the settlement date for any sale of any item of Collateral certifying that the sale of such security is being made in accordance with Section 10.01 and such sale complies with all applicable requirements of Section 10.01, direct the Collateral Agent to release or cause to be released such item from the Lien of this Agreement and, upon receipt of such certificate, the Collateral Agent (or Custodian, as applicable) shall deliver any such item, if in physical form, duly endorsed to the broker or purchaser designated in such certificate or, if such item is a security is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Collateral Manager in such certificate; provided that the Collateral Agent may deliver any such item in physical form for examination in accordance with street delivery custom.

(b)       Subject to the terms of this Agreement, the Collateral Agent (or Custodian, as applicable) shall, upon the receipt of a certificate of the Borrower, by delivery of a certificate of a Responsible Officer of the Collateral Manager, deliver any Collateral in accordance with such certificate, and execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release or cause to be released such security from the Lien of this Agreement, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set